The Hanover Insurance Group, Inc. Announces Chief Executive Officer

Frederick H. Eppinger Has Decided to Step Down in 2016

WORCESTER, Mass., September 15, 2015 – The Hanover Insurance Group, Inc. (NYSE: THG) today announced that

Frederick H. Eppinger has informed the board of directors that he plans to step down as president, chief executive officer, and a director of the company. He will continue to serve in his current role until his successor is appointed and then will be available to assist with the transition as needed until June 30, 2016. The board has initiated a search for Eppinger’s replacement.

Eppinger, 56, has led the company since August 2003. Under his direction, The Hanover has managed a successful transition from a regional company to a highly respected property and casualty carrier with a global reach. During that time, the company has more than doubled in size and has significantly grown its total capital, book value, and earnings power. Today, the company is a leading provider of personal, commercial, and specialty insurance lines in the United States, exclusively through independent agents and brokers, with a specialist Lloyd’s insurance group that writes business in approximately 200 countries around the world.

“After 12 years of tremendous progress, with the company stronger and better positioned than ever, and with a history of substantial shareholder returns,” Eppinger said, “I have decided that it is time for a new leader to step in and work with our talented management team and all of our talented employees to take our company to the next level. I look forward to new professional opportunities, to spending some extra time with my family, and to pursuing some personal interests.”

“Fred made extraordinary contributions to The Hanover during what was a critical period and he has positioned our company for the future with a distinctive strategy and distribution platform, a highly experienced team, and a growing global presence,” said Michael P. Angelini, chairman of the board at The Hanover. “We appreciate all that

Fred has done for our organization and wish him all the best. We remain confident in our ability to achieve our financial goals as we continue to deliver value to all of our constituents,” Angelini said.

About The Hanover

The Hanover Insurance Group, Inc., based in Worcester, Mass. is the holding company for several property and casualty insurance companies,

which together constitute one of the largest insurance businesses in the United States. For more than 160 years, The Hanover has provided a wide range of property and casualty products and services to businesses, individuals, and families. The Hanover distributes its products through a select group of independent agents and brokers. Together with its agents, the company offers specialized coverages for small and mid-sized businesses, as well as insurance protection for homes, automobiles, and other personal items. Through its international member company,

Chaucer, The Hanover also underwrites business at Lloyd's of London in several major insurance and reinsurance classes, including marine,

property and energy. For more information, please visit hanover.com.

CONTACTS:
Investors:	Media:
Oksana Lukasheva	Michael F. Buckley
(508) 855-2063	(508) 855-3099
olukasheva@hanover.com	mibuckley@hanover.com